Exhibit 99.1

N E W S     R E L E A S E

Atmel Appoints Stephen Cumming as Vice
President, Finance and Chief Financial Officer
SAN JOSE, CA, July 8, 2008 . . . Atmel® Corporation (NASDAQ: ATML) today announced the appointment of Stephen Cumming as Vice President, Finance and Chief Financial Officer.
Most recently, Mr. Cumming was the Vice President of Business Finance for Fairchild Semiconductor International Inc., where he was responsible for all Business Unit Finance, Corporate Financial Planning and Analysis, Manufacturing Finance, and Sales and Marketing Finance. Mr. Cumming joined Fairchild in 1997 as Controller for its European Sales and Marketing operations, based in the United Kingdom. In 2000, he was promoted to Director of Finance for the Discretes Products Group, based in San Jose, and was elected to the position of Vice President of Business Finance in 2005.
Prior to joining Fairchild, Mr. Cumming held various financial management positions at National Semiconductor Corporation. Mr. Cumming received a B.S. degree in business from the University of Surrey, in the United Kingdom, and is a UK Chartered Management Accountant.
Steve Laub, Atmel’s President and Chief Executive Officer, commented, “Stephen’s many accomplishments, combined with his industry and global market experience, make him an ideal fit for our Company. His proven integrity and extensive finance and operations experience will serve us well as we continue our efforts to drive sustainable, profitable growth.”
Stephen’s appointment follows the previously announced planned retirement of Robert Avery.
“As we welcome Stephen to his new position, I’d also like to thank Bob for his dedication and contributions during his nearly twenty years with the Company,” Laub continued. “Bob has provided strong financial leadership and support as the Company implements on its major initiatives to transform Atmel into a higher growth and more profitable company. On behalf of the entire Atmel team, I’d like to wish him the best in his well-deserved retirement and future endeavors.”

About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel provides the electronics industry with complete system solutions focused on consumer, industrial, security, communications, computing and automotive markets.
Contact: Robert Pursel, Director of Investor Relations, 408-487-2677
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